Exhibit 10.33

December 18, 2023

Richard Ashworth

Re: Accelerated Payments and Potential Repayment Obligations

Dear Richard:

This letter agreement (the “Letter Agreement”) memorializes your agreement and understanding with Amedisys, Inc. (the “Company”) regarding certain accelerated payments and vesting in connection with the anticipated completion of the merger contemplated by the Merger Agreement, dated as of June 26, 2023, by and between the Company, UnitedHealth Group Incorporated (“Optum”) and Aurora Holdings Merger Sub Inc. (the “Merger”).

In anticipation of the Merger, and as a 280G mitigation strategy, the Company will accelerate payment of all or a portion of your 2023 annual bonus payment and accelerate vesting of certain tranches of your unvested and outstanding equity awards, as outlined in Exhibit A attached hereto, in each case, less applicable tax withholdings, on or prior to December 31, 2023. You hereby acknowledge that the Company reserves the right to make adjustments to your future compensation to the extent the final determination of your 2023 annual bonus is less than target and the payment you are entitled to receive is less than the amount accelerated pursuant to this Letter Agreement.

In the event you are terminated for Cause or you resign for any reason other than Good Reason (each, as defined in the Amedisys 2018 Omnibus Incentive Compensation Plan, after giving effect to the provisions of that certain Limited Good Reason Waiver, dated as of June 26, 2023, by and between you and the Company), you hereby agree that you will promptly repay the after-tax amount of certain accelerated bonus amounts to the Company and/or Optum and/or immediately forfeit to the Company the after-tax number of shares underlying any equity awards accelerated (or repay to the Company and/or Optum the fair market value of such shares on the date of acceleration if you no longer own such shares), in each case as set forth in the next sentence. For purposes of clarity, the only payments subject to repayment and shares subject to forfeiture, in each case, pursuant to this Letter Agreement are those that are outstanding prior to the date of this Letter Agreement, have been accelerated into 2023 (in connection with the Company’s 280G mitigation strategies) and which would not have been paid or vested by their terms prior to or in connection with your termination of employment.

The repayment obligations hereunder will terminate and will have no further effect with respect to Optum policies in the event the Merger is not consummated.

This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof and may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Please confirm your agreement by signing below.

Sincerely,

/s/ Adam Holton
Adam Holton
Chief People Officer

AGREED AND ACCEPTED BY: /s/ Richard Ashworth
     Richard Ashworth

Exhibit A
Accelerated Bonus Amounts and Equity Awards

Accelerated 2023 Bonus Amount
$1,000,000

Grant Date	Number of Shares	Original Vesting Date
April 12, 2023	11,237[1]	February 20, 2024
April 12, 2023	5,220[2]	February 20, 2024
April 12, 2023	31,321	April 12, 2024
June 26, 2023	9,137	June 26, 2024

1 Shares subject to a Stock Option award with an exercise price of $79.82 per share.
2 Shares subject to a Restricted Stock Unit award.
Exhibit A